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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Outsource International, Inc. on Form S-1 of our report dated May 17, 2000, except for paragraphs one through five of Note 17, as to which the date is August 15, 2000 and paragraph six of Note 17, as to which the date is September 13, 2000, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 17, 2000 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.





DELOITTE & TOUCHE LLP

Ft. Lauderdale, Florida
October 27, 2000